UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

HDFC BANK LIMITED
(Name of Issuer)
EQUITY SHARES - COMMON STOCK (PAR VALUE: INR 10 PER SHARE)
(Title of Class of Securities)
40415F101
(CUSIP Number)
July 20, 2001
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)                 [Please advise under which rule this Schedule is to be filed]

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

CUSIP No.	40415F101

1	NAMES OF REPORTING PERSONS: Bennett, Coleman & Co. Ltd.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Indian

	5	SOLE VOTING POWER:

NUMBER OF		8,849,929

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		8,849,929

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	8,849,929

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.83%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
For BENNETT, COLEMAN & CO. LTD.
/s/ Arun Arora
Arun Arora
(President)

CUSIP No.	40415F101

1	NAMES OF REPORTING PERSONS: Dharmayug Investments Ltd.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Indian

	5	SOLE VOTING POWER:

NUMBER OF		2,486,956

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,486,956

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,486,956

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.79%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
For DHARMAYUG INVESTMENTS LIMITED
/s/ P.M. Rao
P.M. Rao
(Director)

CUSIP No.	40415F101

1	NAMES OF REPORTING PERSONS: Satyam Properties & Finance Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Indian

	5	SOLE VOTING POWER:

NUMBER OF		1,739,130

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,739,130

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,739,130

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.56%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
For SATYAM PROPERTIES & FINANCE LIMTED
/s/ Probal Ghosal
Probal Ghosal
(Director)

CUSIP No.	40415F101

1	NAMES OF REPORTING PERSONS: Vardhaman Publishers Ltd.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Indian

	5	SOLE VOTING POWER:

NUMBER OF		1,739,130

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,739,130

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,739,130

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.56%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
For VARDHAMAN PUBLISHERS LIMITED
/s/ P.M. Rao
P.M. Rao
(Director)

CUSIP No.	40415F101

1	NAMES OF REPORTING PERSONS: Bharat Nidhi Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Indian

	5	SOLE VOTING POWER:

NUMBER OF		573,913

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		573,913

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	573,913

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.18%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
For Bharat Nidhi Ltd.
/s/ Sandeep Jain
Sandeep Jain
Director

CUSIP No.	40415F101

1	NAMES OF REPORTING PERSONS: PNB Finance & Industries Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Indian

	5	SOLE VOTING POWER:

NUMBER OF		431,743

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		431,743

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	431,743

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.14%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
For PNB Finance & Industries Ltd.
/s/ for Govind Swarup
Govind Swarup
Director

CUSIP No.	40415F101

1	NAMES OF REPORTING PERSONS: Rajdhani Printers Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Indian

	5	SOLE VOTING POWER:

NUMBER OF		34,782

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		34,782

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	34,782

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.01%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
For Rajdhani Printers Ltd.
/s/ Gopal Mohan
Gopal Mohan
Director

Item 1.
(a)	Name of Issuer
HDFC Bank Limited
(b)	Address of Issuer’s Principal Executive Offices
HDFC Bank Limited
HDFC Bank House
Senapati Bapat Marg
Lower Parel
Mumbai 400 013
Item 2.
(a)	Name of Person Filing
1.	Bennett Coleman & Company Limited

2.	Dharmayug Investments Limited

3.	Satyam Properties & Finance Limited

4.	Vardhaman Publishers Limited

5.	Bharat Nidhi Limited

6.	PNB Finance & Industries Limited

7.	Rajdhani Printers Limited
(b)	Address of Principal Business Office or, if none, Residence
1.	Bennett Coleman & Company Limited The Times of India Building, Dr.D.N.Road Mumbai 400 001 India

2.	Dharmayug Investments Limited The Times of India Building, Dr.D.N.Road Mumbai 400 001 India

3.	Satyam Properties & Finance Limited 2nd Floor, 135 A, B.R.B.Basu Road Calcutta 700 001 India

4.	Vardhaman Publishers Limited The Times of India Building, Dr.D.N.Road Mumbai 400 001 India

5.	Bharat Nidhi Limited Times House, 7 Bahdurshah Zafar Marg, New Delhi 110 002 India

6.	PNB Finance & Industries Limited 10 Daryaganj New Delhi 110 002 India

7.	Rajdhani Printers Limited Times House, 7 Bahdurshah Zafar Marg, New Delhi 110 002 India
(c)	Citizenship
1.	Bennett Coleman & Company Limited is incorporated under the laws of India.

2.	Dharmayug Investments Limited is incorporated under the laws of India.

3.	Satyam Properties & Finance Limited is incorporated under the laws of India.

4.	Vardhaman Publishers Limited is incorporated under the laws of India.

5.	Bharat Nidhi Limited is incorporated under the laws of India.

6.	PNB Finance & Industries Limited is incorporated under the laws of India.

7.	Rajdhani Printers Limited is incorporated under the laws of India.
(d)	Title of Class of Securities
Equity Shares, par value INR 10
(e)	CUSIP Number
40415F101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
NOT APPLICABLE

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned

(b)	Percent of class

(c)	Number of shares as to which person has:
(i)	Sole power to vote or to direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of
Bennett Coleman & Company Limited
8,849,929
2.83%
8,849,929
0
8,849,929
0
Dharmayug Investments Limited
2,486,956
0.79%
2,486,956
0
2,486,956
0
Satyam Properties & Finance Limited
1,739,130
0.56%
1,739,130
0
1,739,130
0
Vardhaman Publishers Limited
1,739,130
0.56%
1,739,130
0
1,739,130
0
Bharat Nidhi Limited
573,913
0.18%
573,913
0
573,913
0
PNB Finance & Industries Limited
431,743
0.14%
431,743
0
431,743
0
Rajdhani Printers Limited
34,782
0.01%
34,782
0
34,782
0
Total:
15,855,583
5.07%

Item 5.	Ownership of Five Percent or Less of a Class
N.A.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
N.A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N.A.

Item 8.	Identification and Classification of Members of the Group
Dharmayug Investments Limited, Satyam Properties & Finance Limited, Vardhaman Publishers Limited, and Rajdhani Printers Limited are each 100% owned subsidiaries of Bennett Coleman & Company Limited
Bharat Nidhi Limited and PNB Finance & Industries Limited, are shareholding companies of Bennett, Coleman & Co. Ltd.

Item 9.	Notice of Dissolution of Group
N.A.

Item 10.	Certification
N.A.

SIGNATURE
After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

12th February 2007
Date

BENNETT COLEMAN COMPANY LIMITED
By:	/s/ Arun Arora
	Name:	Arun Arora
	Title:	President

DHARMAYUG INVESTMENTS LIMITED
By:	/s/ P.M. Rao
	Name:	P.M. Rao
	Title:	Director

SATYAM PROPERTIES & FINANCE LTD.
By:	/s/ Probal Ghosal
	Name:	Probal Ghosal
	Title:	Director

VARDHAMAN PUBLISHERS LIMITED
By:	/s/ P.M. Rao
	Name:	P.M. Rao
	Title:	Director

BHARAT NIDHI LIMITED
By:	/s/ Sandeep Jain
	Name:	Sandeep Jain
	Title:	Director

PNB FINANCE & INDUSTRIES LIMITED
By:	/s/ Govind Swarup
	Name:	Govind Swarup
	Title:	Director

RAJDHANI PRINTERS LIMITED
By:	/s/ Gopal Mohan
	Name:	Gopal Mohan
	Title:	Director